Exhibit 99.1
Resource Center: 1-800-732-6643

Contact:	Pete Bakel 202-752-2034

Number:	5379a

Date:	May 6, 2011
Fannie Mae Reports First-Quarter 2011 Results
Company Continues to Manage Losses on Legacy Book While Building
Strong New Book of Business
WASHINGTON, DC — Fannie Mae (FNMA/OTC) today reported a net loss of $6.5 billion in the first quarter of 2011, compared to net income of $73 million in the fourth quarter of 2010 (which reflected a $1.2 billion reduction to credit-related expenses resulting from the successful resolution of certain outstanding repurchase requests), and a net loss of $11.5 billion in the first quarter of 2010. The change to a net loss in the first quarter of 2011 from net income in the fourth quarter was due to an increase in credit-related expenses, primarily driven by a decline in home prices during the quarter. The company estimates that, although home prices have improved in some geographic regions, home prices on a national basis declined by 1.8 percent in the first quarter of 2011, which had a direct and negative impact on its credit-related expenses. Substantially all of the company’s credit-related expenses in the first quarter were related to the company’s legacy (pre-2009) book of business. While the company continues to work through losses on its legacy book, it expects that the single-family loans it has acquired since January 2009 will be profitable over their lifetime.
“We expect our credit-related expenses to remain elevated in 2011 as we continue to be negatively impacted by the prolonged decline in home prices,” said Michael J. Williams, president and chief executive officer. “As we move forward, we are building a strong new book of business that now accounts for 45 percent of the company’s overall single-family guaranty book of business. We continue to be the leading provider of liquidity for single-family mortgages and affordable multifamily rental housing while we remain focused on our responsibility to find solutions for distressed homeowners and their families.”
Fannie Mae continues to strengthen its book of business. Single-family loans acquired from January 2009 forward have a strong credit profile. For more information on the expected lifetime profitability of the company’s new single-family book of business, please refer to Table 1 in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011.
The vast majority of the company’s credit losses in the first quarter were attributable to single-family loans that Fannie Mae purchased or guaranteed from 2005 through 2008. The company’s single-family book of business had $206 billion in nonperforming loans as of March 31, 2011. As Fannie Mae manages losses on its legacy book, the company is maintaining a clear focus on its priorities and providing liquidity to the market, setting new standards for sustainable lending, and supporting programs to help families stay in their homes.

First-Quarter 2011 Results	1

The company’s net loss attributable to common stockholders in the first quarter of 2011 was $8.7 billion, or $(1.52) per diluted share, including $2.2 billion in dividend payments to the U.S. Treasury. As of March 31, 2011, the company’s net worth deficit was $8.4 billion. The Federal Housing Finance Agency (FHFA) has requested $8.5 billion on the company’s behalf from Treasury to eliminate the deficit. Upon receipt of those funds, the company’s total obligation to Treasury for its senior preferred stock will be $99.7 billion. Since its senior preferred stock was issued, the company has paid a total of $12.4 billion in dividends to Treasury.
Providing Liquidity to the Market
In the first quarter of 2011, Fannie Mae purchased or guaranteed approximately $189 billion in loans, measured by unpaid principal balance, which includes approximately $20 billion in delinquent loans purchased from its single-family mortgage-backed securities (MBS) trusts. Excluding delinquent loans purchased from its MBS trusts, Fannie Mae’s purchases and guarantees enabled its lender customers to finance approximately 759,000 single-family conventional loans and multifamily loans secured by multifamily properties with approximately 83,000 units.
Fannie Mae remained the largest single issuer of mortgage-related securities in the secondary market in the first quarter of 2011, with an estimated market share of new single-family mortgage-related securities issuances of 48.6 percent, compared to 49.0 percent in the fourth quarter of 2010. If the Federal Housing Administration continues to be the lower cost option for some consumers, the company’s market share could be adversely impacted if the market shifts away from refinance activity, which is likely to occur when interest rates rise. Fannie Mae also remains a constant source of liquidity in the multifamily market. Currently, the company owns or guarantees approximately one-fifth of the outstanding debt on multifamily properties.
Credit Quality
New Single-Family Book of Business: Forty-five percent of Fannie Mae’s single-family guaranty book of business as of March 31, 2011 consisted of loans it had purchased or guaranteed since the beginning of 2009. The company continues to expect that these loans will be profitable over their lifetime, given their strong credit risk profile and performance to date. Conventional single-family loans added to Fannie Mae’s book of business since January 1, 2009 have a weighted average loan-to-value ratio at origination of 68 percent, and a weighted average credit score at origination of 762. The ultimate performance of loans the company has acquired since January 2009 will be affected by macroeconomic trends, including unemployment, the economy, and home prices.
2005 – 2008 Single-Family Book of Business: The single-family credit losses the company realized from January 1, 2009 through March 31, 2011, combined with the amounts the company has reserved for single-family credit losses as of March 31, 2011, total approximately $120 billion, which includes a portion of the company’s fair value losses on credit impaired loans that the company deems an “effective reserve” for future credit losses. The vast majority of these losses were attributable to single-family loans the company acquired from 2005 through 2008. The company expects that future defaults on its legacy book and the resulting charge-offs will occur over a period of years.

First-Quarter 2011 Results	2

Fannie Mae’s single-family serious delinquency rate decreased to 4.27 percent as of March 31, 2011, from 4.48 percent as of December 31, 2010, and from 5.47 percent as of March 31, 2010. The decrease in Fannie Mae’s single-family serious delinquency rate was primarily the result of home retention solutions, mainly loan modifications, and foreclosure alternatives completed, combined with foreclosures when a viable solution was not available. The volume of loans impacted by these actions continues to exceed the number of loans becoming seriously delinquent, thereby decreasing the percentage of the company’s seriously delinquent loans. The decrease also is attributable to the company’s acquisition of loans with stronger credit profiles in 2010 and the first quarter of 2011.
Foreclosure Prevention
Loan Workouts: During the first quarter of 2011, Fannie Mae completed more than 78,000 single-family loan workouts, including more than 60,000 home-retention solutions (modifications, repayment plans, and forbearances). Details of the company’s home-retention solutions and foreclosure alternatives include:
•	Loan modifications, which include permanent modifications under the Treasury Department’s Home Affordable Modification Program, decreased in the first quarter of 2011 to 51,043 from 81,692 in the fourth quarter of 2010. These figures do not include modifications in trial periods.
•	Repayment plans/forbearances of 9,916, compared with 7,973 in the fourth quarter of 2010.
•	Preforeclosure sales and deeds-in-lieu of foreclosure of 17,120, compared with 15,632 in the fourth quarter of 2010.
Homeowner Initiatives: In the first quarter of 2011, Fannie Mae continued to develop programs and invest in initiatives that are designed to help keep people in homes, assist prospective homeowners, and support the mortgage and housing markets overall. Fannie Mae expanded its homeowner outreach initiatives and celebrated the one year anniversary of the Miami Mortgage Help Center in March. Since opening a year ago, the center’s staff has reached out to more than 5,000 struggling homeowners with loans owned by Fannie Mae. More than 1,000 responded, resulting in nearly two-thirds of those families securing a solution to stay in their homes. As of March 31, 2011, Fannie Mae had established six Mortgage Help Centers that completed approximately 800 home retention plans in the first quarter of 2011. Since the end of the quarter, the company has established three more centers in Tampa, FL; Jacksonville, FL; and Philadelphia, PA. The company also uses direct mail and phone calls to encourage homeowners to pursue foreclosure alternatives, and also has established partnerships with counseling agencies in other communities to provide similar services.
Foreclosures and REO
Fannie Mae acquired 53,549 single-family real-estate owned (REO) properties through foreclosure in the first quarter of 2011, compared with 45,962 in the fourth quarter of 2010. As of March 31, 2011, the company’s inventory of single-family REO properties was 153,224, compared with 162,489 as of December 31, 2010. The carrying value of the company’s single-family REO was $14.1 billion, compared with $15.0 billion as of December 31, 2010.

First-Quarter 2011 Results	3

The company’s single-family foreclosure rate was 1.19 percent on an annualized basis in the first quarter of 2011, compared with 1.03 percent in the fourth quarter of 2010. This reflects the annualized number of single-family properties acquired through foreclosure, as a percentage of the total number of loans in Fannie Mae’s conventional single-family guaranty book of business.
Summary of First-Quarter 2011 Results
Fannie Mae reported a net loss of $6.5 billion for the first quarter of 2011, compared to net income of $73 million in the fourth quarter of 2010. The company’s net loss attributable to common stockholders was $8.7 billion, or $(1.52) per diluted share, compared with a loss of $2.1 billion in the fourth quarter of 2010, or $(0.37) per diluted share. The net worth deficit of $8.4 billion as of March 31, 2011 takes into account dividends paid on senior preferred stock held by Treasury.

(dollars in millions, except per share amounts) (1)	1Q11	4Q10	Variance	1Q11	1Q10	Variance
Net interest income	$4,960	$4,637	$323	$4,960	$2,789	$2,171
Fee and other income (1)(2)	237	253	(16)	237	233	4

Net revenues	5,197	4,890	307	5,197	3,022	2,175
Investment gains, net	75	75	—	75	166	(91)
Net other-than-temporary impairments	(44)	(23)	(21)	(44)	(236)	192
Fair value gains (losses), net	289	366	(77)	289	(1,705)	1,994
Administrative expenses	(605)	(592)	(13)	(605)	(605)	—
Credit-related expenses (3)	(11,042)	(4,318)	(6,724)	(11,042)	(11,884)	842
Other non-interest expenses (1)(4)	(339)	(348)	9	(339)	(354)	15

Net losses and expenses	(11,666)	(4,840)	(6,826)	(11,666)	(14,618)	2,952
Income (loss) before federal income taxes	(6,469)	50	(6,519)	(6,469)	(11,596)	5,127
Benefit (provision) for federal income taxes	(2)	15	(17)	(2)	67	(69)

Net income (loss)	(6,471)	65	(6,536)	(6,471)	(11,529)	5,058
Less: Net (income) loss attributable to the noncontrolling interest	—	8	(8)	—	(1)	1

Net income (loss) attributable to Fannie Mae	$(6,471)	$73	$(6,544)	$(6,471)	$(11,530)	$5,059
Preferred stock dividends	(2,216)	(2,154)	(62)	(2,216)	(1,527)	(689)

Net loss attributable to common stockholders	$(8,687)	$(2,081)	$(6,606)	$(8,687)	$(13,057)	$4,370

Diluted loss per common share	$(1.52)	$(0.37)	$(1.15)	$(1.52)	$(2.29)	$0.77

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Trust management income and guaranty fee income are included in fee and other income.

(3)	Consists of provision for loan losses, provision for guaranty losses and foreclosed property expense.

(4)	Consists of debt extinguishment losses, net, losses from partnership investments and other expenses.
Net revenues were $5.2 billion in the first quarter of 2011, up six percent from $4.9 billion in the fourth quarter of 2010, due to an increase in net interest income.

First-Quarter 2011 Results	4

Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $11.0 billion in the first quarter of 2011, up from $4.3 billion in the fourth quarter of 2010. The higher provision for credit losses during the period was primarily driven by an increase in total loss reserves due to a decline in home prices and increase in initial charge-off severity during the period, the number of loans that entered into a trial modification period during the quarter, a decline in future expected home prices, and an extended timeframe of loan delinquencies as a result of delays caused by servicer foreclosure process deficiencies and the resulting foreclosure pause. In addition, the fourth quarter of 2010 reflects a $1.2 billion reduction to credit-related expenses resulting from the successful resolution of certain outstanding repurchase requests.
Credit losses, which the company defines generally as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $5.7 billion in the first quarter of 2011, compared with $3.2 billion in the fourth quarter of 2010. As discussed above, the fourth quarter of 2010 reflected a $1.2 billion reduction to charge-offs and foreclosed property expense resulting from the successful resolution of certain outstanding repurchase requests. Additionally, the increase in credit losses in the first quarter of 2011 continues to reflect an increase in charge-offs due to higher loss severities arising from a continued decline in home prices.
Total loss reserves and fair value losses previously recognized on acquired credit-impaired loans were $90.6 billion as of March 31, 2011, compared with $85.4 billion as of December 31, 2010. The company considers a portion of total fair value losses previously recognized on loans purchased out of MBS trusts as an “effective reserve,” apart from its total loss reserves, to the extent that the company expects to realize credit losses on the acquired loans in the future.
Net fair value gains were $289 billion in the first quarter of 2011, compared to $366 million in the fourth quarter of 2010. This was primarily due to gains recognized on trading securities.
Net Worth and U.S. Treasury Funding
The Acting Director of FHFA has requested $8.5 billion of funds from Treasury on the company’s behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate the company’s net worth deficit as of March 31, 2011. Fannie Mae’s first-quarter dividend of $2.2 billion on its senior preferred stock held by Treasury was declared by FHFA and paid by the company on March 31, 2011.
In March 2011, Treasury provided to the company $2.6 billion to cure its net worth deficit as of December 31, 2010. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $88.6 billion to $91.2 billion as of March 31, 2011. It will increase to $99.7 billion upon the receipt of funds from Treasury to eliminate the company’s first-quarter 2011 net worth deficit, which will require an annualized dividend payment of $10.0 billion. This amount exceeds the company’s reported annual net income for each year since its inception.

First-Quarter 2011 Results	5

Fair Value Update
The fair value of Fannie Mae’s net assets decreased by $10.8 billion from December 31, 2010, resulting in a fair value net deficit of $131.1 billion as of March 31, 2011, compared to a fair value net deficit of $120.3 billion as of December 31, 2010. This decrease was due primarily to credit-related items, principally related to declining actual and expected home prices, as well as a decrease in the estimated rate of prepayments. These credit-related items increased the expected life of the guaranty book of business and increased expected credit losses. The decrease due to credit-related items was partially offset by an increase in the fair value of the net portfolio attributable to the positive impact of the spread between mortgage assets and associated debt and derivatives.
As part of Fannie Mae’s disclosure requirements with FHFA, the company discloses on a quarterly basis supplemental non-GAAP consolidated fair value balance sheets, reflecting the company’s assets and liabilities at estimated fair value. The fair value of the company’s net assets is not a measure defined within generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. The estimated fair value of the company’s net assets is calculated as of a particular point in time based on its existing assets and liabilities, and does not incorporate other factors that may have a significant impact on its long-term fair value. As a result, the estimated fair value of the company’s net assets presented in its non-GAAP consolidated fair value balance sheets does not represent an estimate of its net realizable value, liquidation value, or its market value as a whole. In addition, the fair value of the company’s net assets attributable to common stockholders presented in its fair value balance sheet does not represent an estimate of the value it expects to realize from operating the company, nor what it expects to draw from Treasury under the terms of the senior preferred stock purchase agreement.
For more information on the change in the company’s fair value net deficit, please refer to “Supplemental Non-GAAP Information — Fair Value Balance Sheets” in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011. See also “Supplemental Non-GAAP Consolidated Fair Value Balance Sheets” and “Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures” later in this release for a reconciliation of the company’s fair value balance sheets to its GAAP consolidated balance sheets.
Business Segment Results
Fannie Mae conducts its activities through three complementary businesses: its Single-Family business, its Multifamily business, and its Capital Markets group. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets, funding investments primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.

First-Quarter 2011 Results	6

Single-Family guaranty book of business was $2.90 trillion as of March 31, 2011, compared with $2.87 trillion as of December 31, 2010. Single-Family guaranty fee income for the first quarter of 2011 was $1.9 billion, compared with $1.8 billion for the fourth quarter of 2010. The Single-Family business lost $10.7 billion in the first quarter of 2011, compared with a loss of $3.6 billion in the fourth quarter of 2010, due primarily to credit-related expenses of $11.1 billion, the vast majority of which were attributable to loans purchased or guaranteed from 2005 through 2008.
Multifamily guaranty book of business was $190.6 billion as of March 31, 2011, compared with $189.4 billion as of December 31, 2010. Multifamily recorded credit-related income of $64 million in the first quarter of 2011, compared with credit-related expenses of $254 million in the fourth quarter of 2010. Multifamily earned $247 million in the first quarter of 2011, compared with a $183 million loss in the fourth quarter of 2010.
Capital Markets’ net interest income was $3.7 billion in the first quarter of 2011, the same as the fourth quarter of 2010. Fair value gains were $218 million, compared with $358 million in the fourth quarter of 2010. Net other-than-temporary impairments were $44 million, compared with $24 million in the fourth quarter of 2010. The net mortgage investment portfolio balance decreased to $757.6 billion as of March 31, 2011, compared with $788.8 billion as of December 31, 2010, resulting from purchases of $43.2 billion, liquidations of $38.9 billion, and sales of $35.4 billion during the quarter. Capital Markets earned $4.3 billion in the first quarter of 2011, compared with $4.7 billion in the fourth quarter of 2010.
The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended March 31, 2011, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2011 First-Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.
# # #
In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results; the profitability of its loans; future credit losses, credit-related expenses, defaults, and charge-offs; its draws from and dividends to be paid to Treasury; the performance and caliber of loans it has acquired and will acquire; future home prices; future market share; future refinance activity; and future prepayment rates. These estimates, forecasts, expectations, and statements are forward-looking statements and are based on the company’s current assumptions regarding numerous factors, including assumptions about future home prices and the future performance of its loans. The company’s future estimates of these amounts, as well as the actual amounts, may differ materially from its current estimates as a result of home price changes, interest rate changes, unemployment, other macroeconomic variables, government policy matters, changes in generally accepted accounting principles, credit availability, social behaviors, the volume of loans it modifies, the effectiveness of its loss mitigation strategies, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the extent of the servicer foreclosure process deficiencies and the duration of the related foreclosure pause, and many other factors. Changes in the company’s underlying assumptions and actual outcomes, which could be affected by the economic environment, government policy, and many other factors, including those discussed in the “Risk Factors” sections of the company’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2011 and elsewhere in this release, could result in actual results being materially different from what is set forth in the forward-looking statements.
Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

First-Quarter 2011 Results	7

ANNEX I

FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets—(Unaudited)
(Dollars in millions, except share amounts)

	As of
	March 31,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents (includes $717 and $348, respectively, related to consolidated trusts)	$19,831	$17,297
Restricted cash (includes $33,405 and $59,619, respectively, related to consolidated trusts)	36,730	63,678
Federal funds sold and securities purchased under agreements to resell or similar arrangements	26,250	11,751
Investments in securities:
Trading, at fair value (includes $21 as of both periods related to consolidated trusts)	57,035	56,856
Available-for-sale, at fair value (includes $1,678 and $1,055, respectively, related to consolidated trusts)	89,613	94,392

Total investments in securities	146,648	151,248

Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $1,055 and $661, respectively, related to consolidated trusts)	1,414	915
Loans held for investment, at amortized cost:
Of Fannie Mae	402,352	407,228
Of consolidated trusts (includes $2,969 and $2,962, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $2,241 and $2,522, respectively)	2,613,848	2,577,133

Total loans held for investment	3,016,200	2,984,361
Allowance for loan losses	(67,557)	(61,556)

Total loans held for investment, net of allowance	2,948,643	2,922,805

Total mortgage loans	2,950,057	2,923,720
Accrued interest receivable, net (includes $8,918 and $8,910, respectively, related to consolidated trusts)	11,303	11,279
Acquired property, net	15,264	16,173
Other assets (includes $242 and $593, respectively, related to consolidated trusts)	20,959	26,826

Total assets	$3,227,042	$3,221,972

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $9,673 and $9,712, respectively, related to consolidated trusts)	$13,828	$13,764
Federal funds purchased and securities sold under agreements to repurchase	25	52
Debt:
Of Fannie Mae (includes $884 and $893, respectively, at fair value)	761,187	780,044
Of consolidated trusts (includes $2,193 and $2,271, respectively, at fair value)	2,447,589	2,416,956
Other liabilities (includes $713 and $893, respectively, related to consolidated trusts)	12,831	13,673

Total liabilities	3,235,460	3,224,489

Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	91,200	88,600
Preferred stock, 700,000,000 shares are authorized—576,868,039 and 576,868,139 shares issued and outstanding, respectively	20,204	20,204
Common stock, no par value, no maximum authorization—1,270,092,862 and 1,270,092,708 shares issued, respectively; 1,119,073,956 and 1,118,504,194 shares outstanding, respectively	667	667
Accumulated deficit	(111,669)	(102,986)
Accumulated other comprehensive loss	(1,501)	(1,682)
Treasury stock, at cost, 151,018,906 and 151,588,514 shares, respectively	(7,400)	(7,402)

Total Fannie Mae stockholders’ deficit	(8,499)	(2,599)

Noncontrolling interest	81	82

Total deficit	(8,418)	(2,517)

Total liabilities and equity (deficit)	$3,227,042	$3,221,972

See Notes to Condensed Consolidated Financial Statements

First-Quarter 2011 Results	8

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations and Comprehensive Loss—(Unaudited)
 (Dollars and shares in millions, except per share amounts)

	For the Three
	Months Ended
	March 31,
	2011	2010

Interest income:
Trading securities	$284	$315
Available-for-sale securities	1,213	1,473
Mortgage loans (includes $31,865 and $34,321, respectively, related to consolidated trusts)	35,590	37,619
Other	28	39

Total interest income	37,115	39,446

Interest expense:
Short-term debt (includes $3 and $2, respectively, related to consolidated trusts)	107	118
Long-term debt (includes $27,852 and $31,458, respectively, related to consolidated trusts)	32,048	36,539

Total interest expense	32,155	36,657

Net interest income	4,960	2,789

Provision for loan losses	(10,587)	(11,939)

Net interest loss after provision for loan losses	(5,627)	(9,150)

Investment gains, net	75	166
Other-than-temporary impairments	(57)	(186)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive income	13	(50)

Net other-than-temporary impairments	(44)	(236)
Fair value gains (losses), net	289	(1,705)
Debt extinguishment gains (losses), net	13	(124)
Fee and other income	237	233

Non-interest income (loss)	570	(1,666)

Administrative expenses:
Salaries and employee benefits	320	324
Professional services	189	194
Occupancy expenses	42	41
Other administrative expenses	54	46

Total administrative expenses	605	605
Benefit for guaranty losses	(33)	(36)
Foreclosed property expense (income)	488	(19)
Other expenses	352	230

Total expenses	1,412	780

Loss before federal income taxes	(6,469)	(11,596)
Provision (benefit) for federal income taxes	2	(67)

Net loss	(6,471)	(11,529)
Other comprehensive income:
Changes in unrealized losses on available-for-sale securities, net of reclassification adjustments and taxes	179	1,370
Other	2	2

Total other comprehensive income	181	1,372

Total comprehensive loss	(6,290)	(10,157)

Less: Comprehensive income attributable to the noncontrolling interest	—	(1)

Total comprehensive loss attributable to Fannie Mae	$(6,290)	$(10,158)

Net loss	$(6,471)	$(11,529)
Less: Net income attributable to the noncontrolling interest	—	(1)

Net loss attributable to Fannie Mae	(6,471)	(11,530)
Preferred stock dividends	(2,216)	(1,527)

Net loss attributable to common stockholders	$(8,687)	$(13,057)

Loss per share—Basic and Diluted	$(1.52)	$(2.29)
Weighted-average common shares outstanding—Basic and Diluted	5,698	5,692

See Notes to Condensed Consolidated Financial Statements

First-Quarter 2011 Results	9

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows—(Unaudited)
 (Dollars in millions)

	For the Three
	Months Ended
	March 31,
	2011	2010

Net cash provided by (used in) operating activities	$2,566	$(30,885)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(185)	(6,695)
Proceeds from maturities of trading securities held for investment	522	805
Proceeds from sales of trading securities held for investment	409	15,068
Purchases of available-for-sale securities	(44)	(107)
Proceeds from maturities of available-for-sale securities	3,851	4,120
Proceeds from sales of available-for-sale securities	498	4,428
Purchases of loans held for investment	(15,745)	(12,725)
Proceeds from repayments of loans held for investment of Fannie Mae	5,381	3,920
Proceeds from repayments of loans held for investment of consolidated trusts	121,533	108,903
Net change in restricted cash	26,948	3,174
Advances to lenders	(15,646)	(10,338)
Proceeds from disposition of acquired property and preforeclosure sales	10,979	7,678
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	(14,499)	(9,135)
Other, net	(163)	(382)

Net cash provided by investing activities	123,839	108,714
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	163,776	293,013
Payments to redeem debt of Fannie Mae	(183,073)	(277,495)
Proceeds from issuance of debt of consolidated trusts	72,567	88,750
Payments to redeem debt of consolidated trusts	(177,551)	(172,385)
Payments of cash dividends on senior preferred stock to Treasury	(2,216)	(1,527)
Proceeds from senior preferred stock purchase agreement with Treasury	2,600	15,300
Net change in federal funds purchased and securities sold under agreements to repurchase	26	180

Net cash used in financing activities	(123,871)	(54,164)
Net increase in cash and cash equivalents	2,534	23,665
Cash and cash equivalents at beginning of period	17,297	6,812

Cash and cash equivalents at end of period	$19,831	$30,477

Cash paid during the period for interest	$32,689	$36,788

See Notes to Condensed Consolidated Financial Statements

First-Quarter 2011 Results	10

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of March 31, 2011				As of December 31, 2010
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$56,561	$—	$56,561		$80,975	$—	$80,975
Federal funds sold and securities purchased under agreements to resell or similar arrangements	26,250	—	26,250		11,751	—	11,751
Trading securities	57,035	—	57,035		56,856	—	56,856
Available-for-sale securities	89,613	—	89,613		94,392	—	94,392
Mortgage loans:
Mortgage loans held for sale	1,414	44	1,458		915	—	915
Mortgage loans held for investment, net of allowance for loan losses:
Of Fannie Mae	348,644	(35,472)	313,172		358,698	(39,331)	319,367
Of consolidated trusts	2,599,999	18,737 (2)	2,618,736	(3)	2,564,107	46,038 (2)	2,610,145	(3)

Total mortgage loans	2,950,057	(16,691)	2,933,366	(4)	2,923,720	6,707	2,930,427	(4)
Advances to lenders	3,091	(151)	2,940	(5)(6)	7,215	(225)	6,990	(5)(6)
Derivative assets at fair value	279	—	279	(5)(6)	1,137	—	1,137	(5)(6)
Guaranty assets and buy-ups, net	459	440	899	(5)(6)	458	356	814	(5)(6)

Total financial assets	3,183,345	(16,402)	3,166,943	(7)	3,176,504	6,838	3,183,342	(7)
Credit enhancements	471	3,406	3,877	(5)(6)	479	3,286	3,765	(5)(6)
Other assets	43,226	(240)	42,986	(5)(6)	44,989	(261)	44,728	(5)(6)

Total assets	$3,227,042	$(13,236)	$3,213,806		$3,221,972	$9,863	$3,231,835

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$25	$—	$25		$52	$(1)	$51
Short-term debt:
Of Fannie Mae	147,092	41	147,133		151,884	90	151,974
Of consolidated trusts	5,156	—	5,156		5,359	—	5,359
Long-term debt:
Of Fannie Mae	614,095 (8)	19,055	633,150		628,160 (8)	21,524	649,684
Of consolidated trusts	2,442,433 (8)	88,041 (2)	2,530,474		2,411,597 (8)	103,332 (2)	2,514,929
Derivative liabilities at fair value	941	—	941	(9)(10)	1,715	—	1,715	(9)(10)
Guaranty obligations	760	2,667	3,427	(9)(10)	769	3,085	3,854	(9)(10)

Total financial liabilities	3,210,502	109,804	3,320,306	(7)	3,199,536	128,030	3,327,566	(7)
Other liabilities	24,958	(398)	24,560	(9)(10)	24,953	(472)	24,481	(9)(10)

Total liabilities	3,235,460	109,406	3,344,866		3,224,489	127,558	3,352,047
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(11)	91,200	—	91,200		88,600	—	88,600
Preferred	20,204	(18,987)	1,217		20,204	(19,829)	375
Common	(119,903)	(103,655)	(223,558)		(111,403)	(97,866)	(209,269)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(8,499)	$(122,642)	$(131,141)		$(2,599)	$(117,695)	$(120,294)
Noncontrolling interests	81	—	81		82	—	82

Total deficit	(8,418)	(122,642)	(131,060)		(2,517)	(117,695)	(120,212)

Total liabilities and equity (deficit)	$3,227,042	$(13,236)	$3,213,806		$3,221,972	$9,863	$3,231,835

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

First-Quarter 2011 Results	11

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	Fair value exceeds carrying value of consolidated loans and consolidated debt as a significant portion of these were consolidated at unpaid principal balance as of January 1, 2010, upon adoption of accounting standards on transfers of financial assets and consolidation of VIEs. Also impacting the difference between fair value and carrying value of the consolidated loans is the credit component included in consolidated loans, which has no corresponding impact on the consolidated debt.

(3)	Includes certain mortgage loans that we elected to report at fair value in our GAAP condensed consolidated balance sheet of $3.0 billion as of both March 31, 2011 and December 31, 2010.

(4)	Performing loans had both a fair value and an unpaid principal balance of $2.8 trillion as of March 31, 2011 compared with a fair value of $2.8 trillion and an unpaid principal balance of $2.7 trillion as of December 31, 2010. Nonperforming loans, which include loans that are delinquent by one or more payments, had a fair value of $143.4 billion and an unpaid principal balance of $254.4 billion as of March 31, 2011 compared with a fair value of $168.5 billion and an unpaid principal balance of $287.4 billion as of December 31, 2010. See “Note 13, Fair Value” for additional information on valuation techniques for performing and nonperforming loans.

(5)	The following line items: (a) Advances to lenders; (b) Derivative assets at fair value; (c) Guaranty assets and buy-ups, net; (d) Credit enhancements; and (e) Other assets, together consist of the following assets presented in our GAAP condensed consolidated balance sheets: (a) Accrued interest receivable, net; (b) Acquired property, net; and (c) Other assets.

(6)	“Other assets” include the following GAAP condensed consolidated balance sheets line items: (a) Accrued interest receivable, net and (b) Acquired property, net. The carrying value of these items in our GAAP condensed consolidated balance sheets totaled $26.6 billion and $27.5 billion as of March 31, 2011 and December 31, 2010, respectively. “Other assets” in our GAAP condensed consolidated balance sheets include the following: (a) Advances to Lenders; (b) Derivative assets at fair value; (c) Guaranty assets and buy-ups, net; and (d) Credit enhancements. The carrying value of these items totaled $4.3 billion and $9.3 billion as of March 31, 2011 and December 31, 2010, respectively.

(7)	We determined the estimated fair value of these financial instruments in accordance with the fair value accounting standard as described in “Note 13, Fair Value.”

(8)	Includes certain long-term debt instruments that we elected to report at fair value in our GAAP condensed consolidated balance sheets of $3.1 billion and $3.2 billion as of March 31, 2011 and December 31, 2010, respectively.

(9)	The following line items: (a) Derivative liabilities at fair value; (b) Guaranty obligations; and (c) Other liabilities, consist of the following liabilities presented in our GAAP condensed consolidated balance sheets: (a) Accrued interest payable and (b) Other liabilities.

(10)	“Other liabilities” include the Accrued interest payable in our GAAP condensed consolidated balance sheets. The carrying value of this item in our GAAP condensed consolidated balance sheets totaled $13.8 billion as of both March 31, 2011 and December 31, 2010. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as part of “Other liabilities” in our GAAP condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets. “Other liabilities” in our GAAP condensed consolidated balance sheets include the following: (a) Derivative liabilities at fair value and (b) Guaranty obligations. The carrying value of these items totaled $1.7 billion and $2.5 billion as of March 31, 2011 and December 31, 2010, respectively.

(11)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.

First-Quarter 2011 Results	12